Exhibit 10.2

May 3, 2010

Robert J. Lynn

Dear Bob:

Following up on our recent conversations, I am pleased to forward this letter setting forth the details of the employment offer we have previously discussed. The prospect of your joining Madison Square Garden is extremely exciting to all of us here.

As I indicated to you, this offer is conditioned upon your successful completion of our pre-employment screening and testing process. Following the completion of that process and your acceptance of this offer, you will join the Company as an at will employee with the title of Senior Vice President, Treasury & Investor Relations reporting directly to me in my capacity as Executive Vice President and Chief Financial Officer. Your appointment as an officer of Madison Square Garden, Inc. (“MSG”), however, is subject to the approval of the Compensation Committee of the Board of Directors of Madison Square Garden, Inc. (the “Compensation Committee”).

As discussed, your anticipated start date is no later than May 24, 2010. From and after your actual start date, you agree to devote your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law.

Your initial base salary will be $325,000 annually, paid bi-weekly. You will be eligible to participate in our discretionary annual bonus program with an annual target bonus opportunity equal to 35 percent of your base salary. Bonus payments are based on actual salary dollars paid during the year for which they are awarded, provided that any bonus payment for 2010 will be based on your full annual salary of $325,000. Bonus payments depend on a number of factors, including Company, unit and individual performance. The decision on whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Company in its sole discretion. Bonuses are typically paid early in the subsequent calendar year. In order to receive a bonus, you must be employed by the Company at the time bonuses are being paid.

You will also be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee, to participate in such long-term incentive programs that are made available in the future to similarly situated executives at the Company. In particular, as currently contemplated by our long-term incentive program (which is subject to change), an employee at your level would have been recommended to the Compensation Committee in March 2010 to receive long-term incentive awards with an aggregate target value (as determined by the Compensation Committee) of $330,000 (subject to three-year cliff vesting and applicable performance objectives). In light of your subsequent start date, you are expected to be eligible to be recommended to receive an award in 2010 with a pro rated target value to reflect your mid-year hire (based on the number of full months remaining in the year as of your actual start date divided by 12). Any such awards would be subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion as detailed in separate agreement(s) you would receive after any award is actually made.

If, prior to the one-year anniversary of your actual start date (the “Reference Date”), your employment is involuntarily terminated by the Company for any reason other than Cause, the Company will pay you severance in an amount equal to your base salary plus your target annual bonus, each as then in effect (the “Severance Amount”). Sixty percent (60%) of the Severance Amount would be payable to you on the six-month anniversary of the date on which your employment so terminated (the “Termination Date”) and the remaining 40% of the Severance Amount would be payable to you on the twelve-month anniversary of the Termination Date. Payment of any Severance Amount will be subject first to your execution and the effectiveness of a severance agreement to the Company’s satisfaction, which agreement will include, for example, non-competition (limited to one year), non-solicitation, non-disparagement, confidentiality and further cooperation commitments by you as well as a general release by you of the Company and its affiliates (and their respective directors, officers and employees).

For purposes of this letter, “Cause” means, as determined by the Company, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

You will also be eligible for our standard benefits program. Participation in our benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a savings and retirement program; and ten (10) paid holidays. As we discussed, you will be eligible for four (4) weeks vacation to be accrued and used in accordance with Company policy.

The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If and to the extent that any payment or benefit under this letter or any plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your Separation from Service (or your earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to you in a lump sum after the expiration of such six month period. Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.

This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes any prior understandings or agreements.

Unless the Company publicly discloses this letter, you agree to keep this letter and its terms strictly confidential provided that you are authorized to disclose this letter and its terms to your immediate family members and your legal, financial and tax advisers and, with prior notice to the Company, as may be required by law.

This letter does not constitute a guarantee of employment or benefits for any definite period. You or the Company may terminate your employment at any time, with or without notice, liability or cause. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this letter.

This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

This letter will automatically expire and be of no further force and effect on the earlier of (i) May 7, 2010 if it is not acknowledged by you below prior to such date or (ii) the Reference Date (other than with respect to any severance obligations owed to you in accordance with this letter as of that date). Once again, we are all most enthusiastic about the prospect of your joining the Company and having you join our team.

Sincerely,

/s/ Robert Pollichino
Bob Pollichino
Executive Vice President and Chief Financial Officer
Madison Square Garden, Inc.

Accepted and Agreed:

/s/ Robert J. Lynn
Robert J. Lynn